Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

        THIS AGREEMENT is entered in between Freedom Financial Group, Inc., a Delaware corporation (hereinafter "Company") and Jerald L. Fenstermaker of Springfield, Missouri, (hereinafter "Employee") and on this 27th day of April, 2006, agree as follows:

        WITNESSETH:

        WHEREAS, Employee is presently President of Company;

        WHEREAS, Company and Employee on or about September 15, 2004, entered into an agreement for employment of Employee for a period of two (2) years from and after September 15, 2004 (the "Employment Agreement");

        WHEREAS, the parties have discovered that, due to a scrivener's error, there was a mistake in paragraph 7 of the Employment Agreement, and the parties desire to amend paragraph 7 of the Employment Agreement to correct the error.

        NOW, THEREFORE, in consideration of the covenants and agreements as hereinafter set forth, the parties agree that paragraph 7 of the Employment Agreement is hereby amended to read  as follows:

        7.                  Stock Ownership.  Employee currently owns 700,000 shares of common stock of Company.  Employee shall be protected against dilution of his shares during the term of this Agreement.  Unless terminated for cause, if Employee's employment with Company is terminated, either voluntarily or involuntarily, Employee shall have the right to put his stock to Company at ninety percent (90%) of its value as determined by a recognized market for the stock of Company as of the date of termination of Employee's employment with Company.  In the event there is no recognized market for the shares of stock of Company, then Employee shall have the right to put his stock to Company at ninety (90%) percent of its fair market value as of the date of his termination. The parties agree that until the Preferred Stock is fully paid,  the Common Stock of the Company has no value. If Employee resigns his employment or voluntarily terminates his employment with Company during the first year of the term of this Agreement, that is between September 15, 2004, and September 14, 2005, then he will voluntarily assign to the Company at no cost or charge to Company 350,000 shares of stock in Company which Employee currently owns. If Employee resigns his employment or voluntarily terminates his employment with Company during the second year of the term of this Agreement, that is between September 15, 2005, and September 14, 2006, then he will voluntarily assign to the Company at no cost or charge to Company 175,000 shares of stock in Company which Employee currently owns. Employee will be under no obligation to return any shares of stock to Company if his employment is terminated for any reason on or after September 15, 2006.  In the event of the sale or liquidation of Company or if Employee is totally disabled, then all 700,000 shares of stock which Employee currently owns are deemed owned and vested in Employee.

        The parties further agree that in all other respects the Employment Agreement remains in full force and effect.

SIGNATURES

        IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the day and year first above written.

COMPANY:

FREEDOM FINANCIAL GROUP, INC.
a Delaware corporation

By:  /s/ Jerald L. Fenstermaker

Name:  Jerald L. Fenstermaker

Title:    President

EMPLOYEE:

 /s/ Jerald L. Fenstermaker

Jerald L. Fenstermaker
4/27/06